Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Westamerica Bancorporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-105537, 333-107329, and 333-119783) on Forms S-4 and S-8 of Westamerica Bancorporation and subsidiaries of our report dated February 26, 2007, with respect to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and of our report dated February 26, 2007 relating to Management’s Assessment that Westamerica Bancorporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Westamerica Bancorporation and subsidiaries. Our report on the consolidated financial statements refers to the adoption of FASB Statement No.123(revised 2004), Share Based Payment, and also refers to a change in the method of quantifying errors in 2006.

/s/ KPMG LLP
KPMG LLP
San Francisco, California
February 26, 2007